Exhibit 4.1

FIFTH SUPPLEMENTAL INDENTURE

(RJR Guarantee)

This Fifth Supplemental Indenture, dated as of July 25, 2017 (this “Fifth Supplemental Indenture”), is entered into by and among (i) Reynolds American Inc., a North Carolina corporation (the “Company”), as Issuer; (ii) R.J. Reynolds Tobacco Holdings, Inc., a Delaware corporation (“RJR”); and (iii) The Bank of New York Mellon Trust Company, N.A. (f/k/a The Bank of New York Trust Company, N.A.), as Trustee under the Indenture referred to below (the “Trustee”).

WITNESSETH:

WHEREAS, the Company, the Trustee, RJR and Santa Fe Natural Tobacco Company, Inc., a New Mexico corporation, R. J. Reynolds Tobacco Company, a North Carolina corporation, R. J. Reynolds Tobacco Co., a Delaware corporation, Reynolds Innovations Inc. (f/k/a GMB, Inc.), a North Carolina corporation, Reynolds Finance Company (f/k/a FHS, Inc.), a Delaware corporation, Conwood Holdings, Inc., a Delaware corporation, American Snuff Company, LLC, a Delaware limited liability company, Rosswil LLC, a Delaware limited liability company, R. J. Reynolds Global Products, Inc., a Delaware corporation, RAI Services Company, a North Carolina corporation, and Lorillard Licensing Company LLC, a North Carolina limited liability company (such subsidiaries, the “Prior Guarantors”), have heretofore been parties to an Indenture, dated as of May 31, 2006, as supplemented by each of (i) the First Supplemental Indenture, dated as of September 30, 2006, (ii) the Second Supplemental Indenture, dated as of February 6, 2009, (iii) the Third Supplemental Indenture, dated as of September 17, 2013, and (iv) the Fourth Supplemental Indenture, dated as of September 2, 2015 (as amended, supplemented, waived or otherwise modified, the “Indenture”), which such Indenture provides for the issuance of the Company’s debentures, notes or other evidence of indebtedness to be issued in one or more series from time to time (the “Securities”);

WHEREAS, Section 10.2 of the Indenture provides that if a Guarantor ceases to be a Bank Credit Agreement Guarantor for any reason, such Guarantor will be deemed released from all of its obligations under the Indenture and its Guarantee of the Securities and such Guarantee will terminate;

WHEREAS, the Bank Credit Agreement will be cancelled on the date hereof;

WHEREAS, each of RJR and the Prior Guarantors will cease to be a Bank Credit Agreement Guarantor upon cancelation of the Bank Credit Agreement and will consequently be released from all of its obligations under the Indenture and its Guarantee of the Securities upon such cancellation;

WHEREAS, RJR is a guarantor of notes issued by R. J. Reynolds Tobacco Company under an Indenture dated June 23, 2009;

WHEREAS, Section 3.12 of the Indenture provides that the Company will not permit RJR, at any time that RJR is not a Guarantor, to create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to any indebtedness to Persons other than the Company or any of the Guarantors (excluding accounts payable) other than the Securities, outstanding obligations of RJR as of May 31, 2006 and the Bank Credit Agreement;

WHEREAS, RJR, a direct, wholly owned subsidiary of the Company, has determined that it is desirable and would be a direct benefit to RJR for it, along with the Company, to execute and deliver to the Trustee a supplemental indenture pursuant to which RJR will unconditionally guarantee, on a joint and several basis, the full and prompt payment when due, whether at maturity, by acceleration, by redemption, by repurchase, or otherwise, of the principal of, premium, if any, and interest, on the Securities and all other Obligations of the Company to the Trustee and to the Securityholders under the Indenture, and become a party to the Indenture as a Guarantor;

WHEREAS, pursuant to Section 9.1(d) of the Indenture, the Company, RJR and the Trustee are authorized or permitted to execute and deliver this Fifth Supplemental Indenture to amend the Indenture, without the consent of any of the Securityholders; and

WHEREAS, the Company and RJR have duly authorized the execution and delivery of this Fifth Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of the holders of the Securities as follows:

ARTICLE I

Definitions

SECTION 1.1 Defined Terms. Unless otherwise indicated, capitalized terms used herein but not otherwise defined herein shall have the respective meanings set forth in the Indenture.

ARTICLE II

Amendment to Definitions

SECTION 2.1 Definitions. The definition of “Guarantors” set forth in Section 1.1 of the Indenture is hereby deleted and replaced with the following:

“Guarantor” means (x) RJR and any Person who agrees to become a guarantor in a supplemental indenture to this Indenture, (i) until released pursuant to the provisions of this Indenture or (ii) until a successor Person shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Guarantor” shall mean that successor Person until released pursuant to the provisions of this Indenture and (y) each Subsidiary of the Company other than RJR that is or becomes a Bank Credit Agreement Guarantor and any other Person that becomes a Bank Credit Agreement Guarantor; provided, that, to the extent that any or all of such Subsidiaries cease to be Bank Credit Agreement Guarantors, such Subsidiaries shall cease to be Guarantors.

ARTICLE III

Agreement to be Bound; Guarantee

SECTION 3.1 Agreement to be Bound. RJR hereby becomes a party to the Indenture as a Guarantor, and will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture, except that RJR will not be deemed released from all of its obligations under the Indenture and its Guarantee of the Securities, and its Guarantee will not be deemed terminated, solely because it is not a Bank Credit Agreement Guarantor under Section 10.2 of the Indenture. RJR agrees to be bound by all of the provisions of the Indenture applicable to a Guarantor and to perform all of the obligations and agreements of a Guarantor under the Indenture.

SECTION 3.2 Guarantee. RJR hereby fully, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, jointly and severally with the Company and the other Guarantors, to each Holder of the Securities and the Trustee, the full and punctual payment when due, whether at maturity, by acceleration, by redemption, by repurchase or otherwise, of all of the Obligations of the Company to the Trustee and to the Securityholders under the Indenture in accordance with Article X of the Indenture. This Guarantee shall be effective simultaneously with the release of RJR’s prior Guarantee pursuant to Section 10.2 of the Indenture.

SECTION 3.3 Release. In addition to the provisions for release, termination or discharge of its Guarantee as set forth in the Indenture (other than by virtue of no longer being a Bank Credit Agreement Guarantor), RJR will be deemed released from all of its obligations under the Indenture and its Guarantee of the Securities, and such Guarantee will automatically terminate, upon the release, termination or discharge of its guarantee of the indebtedness of R. J. Reynolds Tobacco Company, a North Carolina corporation.

ARTICLE IV

Miscellaneous

SECTION 4.1 Notices. All notices and other communications to the Guarantor or the Company shall be given as provided in the Indenture to the Guarantor or the Company, as the case may be, at its address set forth below, with a copy to the Company as provided in the Indenture for notices to the Company.

SECTION 4.2 Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Fifth Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 4.3 Governing Law. This Fifth Supplemental Indenture shall be governed by the laws of the State of New York, without regard to conflicts of law principles.

SECTION 4.4 Severability Clause. In case any provision in this Fifth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 4.5 Ratification of Indenture; Fifth Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Fifth

Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 4.6 Counterparts. The parties hereto may sign one or more copies of this Fifth Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

SECTION 4.7 Headings. The headings of the Articles and the sections in this Fifth Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

SECTION 4.8 Trustee. The Trustee makes no representations as to the validity or sufficiency of this Fifth Supplemental Indenture. The recitals and statements herein are deemed to be those of the Company and the Guarantor and not of the Trustee.

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IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed as of the date first above written.

Address: 401 North Main Street Winston-Salem, NC 27101 Fax No.: (336) 728-4495 Tel. No.: (336) 741-5162 Att’n.: Corporate Secretary	REYNOLDS AMERICAN INC.,
	By:	/s/ Daniel A. Fawley
		Name:	Daniel A. Fawley
		Title:	Senior Vice President and Treasurer

Address: 401 North Main Street Winston-Salem, NC 27101 Fax No.: (336) 728-4495 Tel. No.: (336) 741-5162 Att’n.: Corporate Secretary	R.J. REYNOLDS TOBACCO HOLDINGS, INC., as Guarantor
	By:	/s/ Daniel A. Fawley
		Name:	Daniel A. Fawley
		Title:	Senior Vice President and Treasurer

[SIGNATURE PAGE TO FIFTH SUPPLEMENTAL INDENTURE]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Richard Tarnas
Name: Richard Tarnas Title: Vice President

[SIGNATURE PAGE TO FIFTH SUPPLEMENTAL INDENTURE]